Exhibit j

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Domini Investment Trust

We consent to the use of our report dated September 27, 2021, with respect to the financial statements of Domini Impact Equity Fund, Domini International Opportunities Fund, Domini Sustainable Solutions Fund, Domini Impact International Equity Fund, and Domini Impact Bond Fund, each a series of Domini Investment Trust, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

November 24, 2021